Leatt Corp Announces Recording Breaking Results for First Quarter 2022

Strongest revenue performance to date;

Record breaking revenue for seven quarters in a row;

Net Income up 105% and strong brand development

CAPE TOWN, South Africa, (May 12, 2022) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the first quarter ending March 31, 2022. All financial numbers are in U.S. dollars.

First Quarter 2022 Highlights

• Global revenues of $24.2 million, up 88%, compared to first quarter 2021.

• Net income of $4.2 million, up 105%, compared to first quarter 2021.

• Earnings per basic share of $0.73, up 92%, compared to first quarter 2021.

• Income from operations of $5.6 million, up 104%, compared to first quarter 2021.

• Reno, NV warehouse fully online; positioned to deliver more inventory faster in the U.S.

Chief Executive Officer, Sean Macdonald, commented: "The first quarter was another tremendous quarter for us; the 7th quarter in a row of record-breaking revenues and the 16th straight quarter of year-over-year revenue growth. We grew by double-digits in virtually all of our expanding categories and many of our products are still in their infancy, with a huge runway of potential to expand in the global market.

"Helmet sales, an increasingly important product for us, were up 269%, compared to the 2021 first quarter. Helmets accounted for 23% of our first quarter revenues and remain an area where we are investing heavily. We have fully re-designed our MOTO off-road motorcycle helmet range, and demand remains strong for our award-winning MTB line. Sales of our expanded line-up of MOTO off-road motorcycle boots and MTB mountain biking shoes exceeded our expectations. We have created a full line of boots and shoes at key price points and performance levels. Apparel sales were very encouraging, displaying our ability to not only engineer high performance products, but to create designs that appeal to a wide range of riders.

"These consistent results demonstrate that our strategy for growth and profitability remains solid. We plan to continue engineering and developing innovative products that serve a much wider global audience of riders at all levels, from professional racers to weekend riders, and to build out our multi-channel sales organization that can deliver these outstanding products to our team of distributors and dealers around the world."

Founder and Chairman Dr. Christopher Leatt remarked: "Our design and engineering teams are highly motivated by the successful launch of our new products including helmets, boots and shoes, neck and knee braces. Working closely with our marketing team, we are continuing to build a pipeline of innovative 'head-to-toe' products.'"

Financial Summary

Total revenues for the first quarter of 2022 increased to $24.2 million, up 88%, compared to $12.9 million for the first quarter of 2022.  The increase was driven by a 69% increase in body armor sales, a 269% increase in helmet sales, and a 122% increase in other products, parts and accessories, that were partially offset by a 21% decrease in neck brace sales during the 2022 period.

Income from operations for the first quarter of 2022 increased to $5.6 million, up 104%, compared to $2.8 million for the first quarter of 2021.

Net income for the first quarter of 2022 increased to $ 4.2 million, or $0.73 per basic and $0.68 per diluted share, up 105%, compared to $2.1 million, or $0.38 per basic and $0.34 per diluted share, for the first quarter of 2021.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At March 31, 2021, the Company had cash and cash equivalents of $4.2 million and a current ratio of 2.9:1.

Business Outlook

Mr. Macdonald added: "We started the year strong and continued building on the solid sales traction that we have created over the past 16 quarters. We have plenty of room to grow, with key product categories like helmets, shoes and boots, apparel and armor showing vast potential for continued expansion as we build the sales and marketing structure to bring them to market.

"We are continuing to build and invest heavily in our sales and distribution facilities in the U.S., an area that offers enormous potential for growth. Our new Reno, Nevada warehouse is now well positioned to house and quickly deliver more stock around the U.S. We are also actively growing our team of in-house sales reps to reach a wider dealer base of both MOTO and MTB dealers.

"At the same time, we are continuing to monitor and adjust for potential economic headwinds. We are closely watching consumer buying patterns, worldwide geo-political risks, the macroeconomic inflationary environment and the impact of the Covid-19 pandemic on our supply chain.

"Our entire team is excited and encouraged by our success to date, but we have plenty of work to do to realize the enormous potential of the Leatt brand."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, May 12, 2022, to discuss the first quarter 2022 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13729638.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motorsports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company's momentum of record-breaking revenue growth will continue; the ability of the Company to continue to maintain its innovative and cutting edge pipeline of branded products or to financially benefit from its sales and marketing efforts; the ability of the Company's global supply chain to withstand any adverse impact on global supply chains and remain sufficiently stable to fulfill the Company's customer demand; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason
Investor Relations
Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2022	December 31, 2021
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$4,245,676	$5,022,436
Short-term investments	58,263	58,262
Accounts receivable, net	17,743,659	12,660,936
Inventory, net	19,916,817	21,081,481
Payments in advance	1,541,775	1,610,640
Prepaid expenses and other current assets	3,900,500	4,178,427
Total current assets	47,406,690	44,612,182

Property and equipment, net	3,147,973	3,128,086
Operating lease right-of-use assets, net	1,287,949	1,393,213

Other Assets
Deposits	49,750	33,339

Total Assets	$51,892,362	$49,166,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$11,410,067	$14,617,671
Note payable, current	88,168	83,270
Operating lease liabilities, current	279,148	318,621
Income taxes payable	4,146,521	2,738,818
Short term loan, net of finance charges	661,067	975,025
Total current liabilities	16,584,971	18,733,405

Deferred compensation	340,000	320,000
Note payable, net of current portion	169,957	189,249
Operating lease liabilities, net of current portion	1,008,801	1,074,592
Deferred tax liability, net	228,600	228,600

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 5,791,683 and 5,673,683 shares issued
and outstanding	130,280	130,162
Additional paid - in capital	9,689,299	9,230,847
Accumulated other comprehensive loss	(521,534)	(779,268)
Retained earnings	24,258,988	20,036,233
Total stockholders' equity	33,560,033	28,620,974

Total Liabilities and Stockholders' Equity	$51,892,362	$49,166,820

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31
	2022	2021
	Unaudited	Unaudited

Revenues	$24,228,108	$12,896,475

Cost of Revenues	14,601,018	6,844,521

Gross Profit	9,627,090	6,051,954

Product Royalty Income	78,839	24,810

Operating Expenses
Salaries and wages	1,297,962	924,537
Commissions and consulting expenses	162,586	220,662
Professional fees	259,115	337,755
Advertising and marketing	613,890	517,580
Office lease and expenses	207,021	87,373
Research and development costs	533,700	405,105
Bad debt expense	18,324	65,825
General and administrative expenses	711,752	528,599
Depreciation	276,924	236,535
Total operating expenses	4,081,274	3,323,971

Income from Operations	5,624,655	2,752,793

Other Income (Expenses)
Interest and other expenses, net	6,157	(4,007)
Total other income (expenses)	6,157	(4,007)

Income Before Income Taxes	5,630,812	2,748,786

Income Taxes	1,408,057	687,948

Net Income Available to Common Shareholders	$4,222,755	$2,060,838

Net Income per Common Share
Basic	$0.73	$0.38
Diluted	$0.68	$0.34

Weighted Average Number of Common Shares Outstanding
Basic	5,765,461	5,430,374
Diluted	6,246,325	6,118,129

Comprehensive Income
Net Income	$4,222,755	$2,060,838
Other comprehensive income, net of $0 and ($1,000) deferred
income taxes in 2022 and 2021
Foreign currency translation	257,734	(28,352)

Total Comprehensive Income	$4,480,489	$2,032,486

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS  ENDED MARCH 31, 2022 AND 2021

	2022	2021

Cash flows from operating activities
Net income	$4,222,755	$2,060,838
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	276,924	236,535
Stock-based compensation	202,770	55,020
Bad debts reserve	14,526	63,111
Inventory reserve	13,656	(23,044)
(Gain) loss on sale of property and equipment	(21,590)	457
(Increase) decrease in:
Accounts receivable	(5,097,249)	2,950,042
Inventory	1,151,008	(236,474)
Payments in advance	68,865	82,168
Prepaid expenses and other current assets	277,927	(1,938,074)
Income tax refunds receivable	-	2,964
Deposits	(16,411)	125
Increase (decrease) in:
Accounts payable and accrued expenses	(3,207,604)	(2,301,718)
Income taxes payable	1,407,703	137,197
Deferred compensation	20,000	20,000
Net cash provided by (used in) operating activities	(686,720)	1,109,147

Cash flows from investing activities
Capital expenditures	(260,912)	(34,272)
Proceeds from sale of property and equipment	35,848	-
Increase in short-term investments, net	(1)	(1)
Net cash used in investing activities	(225,065)	(34,273)

Cash flows from financing activities
Issuance of common stock	255,800	-
Repayment of note payable to bank	(14,394)	-
Repayment of short-term loan, net	(313,958)	(237,767)
Net cash used in financing activities	(72,552)	(237,767)

Effect of exchange rates on cash and cash equivalents	207,577	(18,225)

Net increase (decrease) in cash and cash equivalents	(776,760)	818,882

Cash and cash equivalents - beginning of period	5,022,436	2,967,042

Cash and cash equivalents - end of period	$4,245,676	$3,785,924

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$16,133	$9,323
Cash paid for income taxes	$354	$550,000

Other noncash investing and financing activities
Common stock issued for services	$202,770	$55,020

The accompanying notes are an integral part of these consolidated financial statements.